SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                          Savient Pharmaceuticals, Inc.
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    80517Q100
                                    ---------
                                 (CUSIP Number)

                                  June 7, 2005
                                  ------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 17 Pages)

----------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 2  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         2,984,978
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,984,978
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,984,978
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 3  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         2,984,978
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,984,978
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,984,978
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 4  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         2,984,978
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,984,978
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,984,978
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 5  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         397,063
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            397,063
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             397,063
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 6  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         159,563
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            159,563
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             159,563
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 7  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         689,800
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            689,800
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             689,800
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 8  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Healthcare Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         237,500
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            237,500
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             237,500
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 9  of  17  Pages
          ---------                                           ---    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Healthcare Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,751,238
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,751,238
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,751,238
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 10  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Buccaneers Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         146,877
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            146,877
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             146,877
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 11  of  17  Pages
          ---------                                           ----    ----
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                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Savient Pharmaceuticals, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Tower Center, 14th Floor
                  East Brunswick, NJ  08816

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Healthcare Partners, L.P.
                  Galleon Healthcare Offshore, Ltd.
                  Galleon Buccaneers Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 12  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------

                  For Galleon Healthcare Offshore, Ltd.: Bermuda
                  For Galleon Buccaneers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                     Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd.: Delaware.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01

ITEM 2(E).  CUSIP NUMBER:

                  80517Q100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
            L.L.C.:

         (a) Amount Beneficially Owned:

                  2,984,978 shares of Common Stock

         (b) Percent of Class:

                  4.9% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 2,984,978

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,984,978

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                  397,063 shares of Common Stock

         (b) Percent of Class:

                  0.7% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10Q for the quarter ended March 31, 2005)

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 13  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 397,063

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        397,063

         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                  159,563 shares of Common Stock

         (b) Percent of Class:

                  0.3% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 159,563

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        159,563

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  689,800 shares of Common Stock

         (b) Percent of Class:

                  1.1% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 689,800

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        689,800

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 14  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------

         For Galleon Healthcare Partners, L.P.:

         (a) Amount Beneficially Owned:

                  237,500 shares of Common Stock

         (b) Percent of Class:

                  0.4% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 237,500

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        237,500

         For Galleon Healthcare Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  1,751,238 shares of Common Stock

         (b) Percent of Class:

                  2.9% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,751,238

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,751,238

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 15  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------

         For Galleon Buccaneers Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  146,877 shares of Common Stock

         (b) Percent of Class:

                  0.2% (Based upon 60,777,197 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 146,877

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        146,877


Pursuant to the partnership agreements of Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P. Pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd. and Galleon Buccaneers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd. and Galleon Buccaneers Offshore, Ltd. as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 16  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP NO. 80517Q100                  13G                  Page 17  of  17  Pages
          ---------                                           ----    ----
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  /s/ Raj Rajaratnam
                  -------------------------------
                  Raj Rajaratnam, for HIMSELF;
                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
                  For GALLEON ADVISORS, L.L.C., as its Managing Member;
                  For   GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member
                        of its General Partner, Galleon Advisors, L.L.C.;
                  For   GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member
                        of Galleon Management, L.L.C., which is the General
                        Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON HEALTHCARE PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON HEALTHCARE OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory


Dated:  June 21, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                  /s/ Raj Rajaratnam
                  -------------------------------
                  Raj Rajaratnam, for HIMSELF;
                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                        General Partner, Galleon Management, L.L.C.;
                  For GALLEON ADVISORS, L.L.C., as its Managing Member;
                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member
                        of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member
                        of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON HEALTHCARE PARTNERS, L.P., as the Managing
                        Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON HEALTHCARE OFFSHORE, LTD., as the Managing
                        Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing
                        Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory



Dated:  June 21, 2005